    Exhibit 10.3

May 12, 2020

To:    Stephen Traynor
From:    John Wasley
Chair, Compensation & Human Resources Committee
Subject: Special Award for Service as Acting President and Chief Executive Officer

This memorandum sets forth a special award in recognition of your service as Acting President and Chief Executive Officer of the Federal Home Loan Bank of San Francisco (the “Bank”) pursuant to the terms detailed below (“Special Award”). This Special Award has been approved by the Board of Directors of the Bank and has received a non-objection review from the Federal Housing Finance Agency (“Agency”). Service as Acting President and Chief Executive Officer of the Bank is “at will”, and this memorandum does not create any additional employment rights and is not a contract of employment.
I.Terms of The Special Award
The Special Award will be calculated as follows:

i.The Special Award will accrue at a rate of $45,833.33 per month, beginning March 1, 2020 and continuing through the last business day prior to the date on which a permanent Chief Executive Officer (“CEO”) commences employment at the Bank (the “CEO Employment Date”). Accordingly, the total amount of the award will not be determined until the CEO Employment Date.

ii.The amount of the Special Award accrued in a partial month will be pro-rated based upon actual calendar days using a 366 day calendar year.

iii.Payment of the Special Award will occur in two equal installments. Except as described below in “Treatment of Your Award in the Event of Termination of Service as Acting President and Chief Executive Officer,” your receipt of each installment is subject to the following conditions:
1.First Installment – Continued service as Acting President and Chief Executive Officer through the CEO Employment Date; and,
2.Second Installment – Continued employment with the Bank through the 60th calendar day following the CEO Employment Date.

iv.Payment will occur via payroll as soon as administratively feasible following, as applicable, the CEO Employment Date and the 60th calendar day following the CEO Employment Date.

II.Treatment of Your Special Award in the Event of Termination of Service as Acting President and Chief Executive Officer

Performance-Based Termination of Service as Acting President and Chief Executive Officer or for Cause: If the Bank terminates your service as Acting President and Chief Executive Officer based on the Board of Director’s determination in its sole discretion that your job performance, attendance or conduct does not meet expectations for your service as Acting President and Chief Executive Officer, or that the Board of Directors no longer maintains a high level of confidence in your decisions, judgment, and/or conduct, or for “Cause,” you forfeit all unpaid portions of the Special Award. “Cause” means (A) continued failure of you to perform your duties with the Bank (other than any such failure resulting from death or disability), (B) personal dishonesty, incompetence, willful misconduct, breach of fiduciary duty involving personal profit, intentional failure to perform stated duties, or willful violation of any law, rule or regulation (other than traffic infractions or similar non-violent infractions), or (C)

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removal of you for cause by the Agency or at the direction of the Agency pursuant to 12 U.S.C. 1422b(a)(2), or by any successor agency to the Agency pursuant to a similar statute.

Voluntary Termination of Service as Acting President and Chief Executive Officer (including resignation from or retirement as an employee of the Bank): If you voluntarily terminate your service as Acting President and Chief Executive Officer for any reason (including resignation or retirement as an employee of the Bank), you forfeit all unpaid portions of the Special Award.

Involuntary Termination by the Board of Directors (other than a Performance-Based Termination or for Cause): If you are terminated by the Board of Directors from your service as Acting President and Chief Executive Officer for any reason (other than a Performance-Based Termination or for Cause), all accrued and unpaid portions of the Special Award will be paid via payroll as soon as administratively feasible after the date of termination.

Death or Long-Term Disability: If your service as Acting President and Chief Executive Office terminates due to either death or long-term disability, all accrued and unpaid portions of the Special Award will be paid via payroll as soon as administratively feasible after the date of death or disability.

III.General

Your entitlement to, or your receipt of, the Special Award, or any portion thereof, does not alter the terms of your compensation, awards or remuneration under the Bank’s other compensation programs to which you are subject as an employee of the Bank or any element of such compensation programs. For reference only, amounts paid under the Special Award should be considered pensionable compensation for purposes of the Cash Balance Plan (CBP) and the Supplemental Executive Retirement Plan. If you apply for the position of permanent CEO and you become the permanent CEO, the monthly accrual under this Special Award will cease upon the CEO Employment Date, and all unpaid portions of the Special Award due in the First and Second Installments will become immediately due and payable on the CEO Employment Date.

The Bank reserves the right, subject to Agency approval, to modify the terms and conditions of the Special Award as set forth herein.
cc: Max Moir, Chief Human Resources Officer

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